SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K Amendment #2

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: September 13, 2007

KLONDIKE STAR MINERAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware	000-30965	91-1980708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Box 20116, 1031 - Ten Mile Road, Whitehorse, Yukon Y1A 7A2 Canada
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 579-7580
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 4 - Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant's Certifying Accountant

1) Effective September 13, 2007, the Company dismissed its principal accountant, Williams & Webster, P.S. The Audit Committee recommended, and the Board of Directors approved, this action on September 13, 2007. Williams & Webster's audit report dated May 25, 2007 on our financial statements for the most recent fiscal years ended February 28, 2007 and February 28, 2006 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. Williams & Webster's audit report dated May 25, 2007 for the fiscal years ended February 28, 2007 and February 28, 2006 included an explanatory paragraph and expressed substantial doubt about the Company's ability to continue as a going concern. In connection with the audits of our financial statements for the most recent years ended February 28, 2007, 2006 and 2005, and in the subsequent interim periods through the date of resignation, there were no disagreements, resolved or not, with Williams & Webster on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of William & Webster would have caused William & Webster to make reference to the subject matter of the disagreement in connection with their report on the financial statements for such years.

2) On September 13, 2007, the Company appointed PMB Helin Donovan as its principal accountant. Neither the Company nor anyone on its behalf consulted with the new accountant prior to their engagement on any matter the subject of which would be required to be reported hereunder.

3) The Company has provided the former accountant with a copy of the disclosures it is making under this Item 4.01 no later than the date on which the disclosures are filed with the Commission. The Company has requested that the former accountant furnish a letter addressed to the Commission, within ten business days of the date of filing, stating whether it agrees with the statements made by it herein, and, if not, stating the respects in which it does not agree. The Company has attached such letter as exhibit 16.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLONDIKE STAR MINERAL CORPORATION

 October 8, 2007

 Date                                             Hans Boge, President